EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of the 16th day of October, 2006, by and between Nathaniel Energy Corporation, a Delaware corporation (the “Company”) and Brad Bailey (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into an employment agreement which will set forth the terms and conditions upon which the Executive shall be employed by the Company and upon which the Company shall compensate the Executive;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.  EMPLOYMENT TERM; POSITION

The Company will employ the Executive in its business, and the Executive will work for the Company therein, as the Company’s Chief Executive Officer. The Executive’s employment is “at will” and as such the Executive’s employment may be terminated by the Company or the Executive at any time for any or no reason. The period during which the Executive is employed the Company hereunder is referred to as the “Employment Period”.

2.  DUTIES

2.1  As the Company’s Chief Executive Officer of the Company, he shall be responsible for coordinating and directing the Company’s activities in accordance with the policies and objectives established by the Company’s Board of Directors, and assisting the Board of Directors in developing policies regarding corporate functions and short and long term planning and strategy, and he shall have such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company consistent with Employee’s position. Employee shall be vested with such authority as is generally concomitant with the position to which he is appointed. He shall report to the Board of Directors of the Company.

2.2  The Executive shall perform the duties hereunder at the Company=s offices in Englewood, Colorado (unless Executive is traveling for Company business).

3.  DEVOTION OF TIME

The Executive shall expend all of his working time for the Company, shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests, and shall not take part in activities detrimental to the best interests of the Company.

4.  COMPENSATION

4.1  For all services to be rendered by the Executive during the Employment Period and in consideration of the Executive=s representations and covenants set forth in this Agreement, the Executive shall be entitled to the compensation set forth in Paragraph 4.2.

4.2  The Executive shall be entitled to receive from the Company during the Employment Period salary at the rate of One Hundred Thirty Thousand Dollars ($130,000.00) per annum, [The Executive shall be entitled to such additional increments as shall be determined from time to time by the Board of Directors of the Company in its sole discretion.] All amounts due hereunder shall be payable in accordance with the Company=s standard payroll practices.

5.  REIMBURSEMENT OF EXPENSES

The Company shall pay directly, or reimburse the Executive for, all reasonable and necessary expenses and disbursements incurred by the Executive for and on behalf of the Company in the performance of his duties during the Employment Period pursuant to the Company=s expense reimbursement policy.

6.  RESTRICTIVE COVENANT

6.1  The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive shall have access to the Company=s Confidential Information (as hereinafter defined which is essential to the Company=s business. Therefore, the Executive agrees that, if the Employment Period hereunder shall expire or his employment shall at any time terminate, the Executive will not at any time within [two (2)] years after such expiration or termination (the “Restrictive Covenant Period”), without the prior written approval of the Company, directly or indirectly, whether individually or as a principal, officer, employee, partner, director, member, manager, agent of or consultant for any entity, (a) cause or seek to persuade any director, officer, employee, customer, agent, consultant, vendor, supplier, co-venturer, investor or lender of the Company to discontinue the status, employment or relationship of such person or entity with the Company, or to become employed or engaged in any activity similar to or competitive with the activities of the Company; (b) cause or seek to persuade any prospective customer, account, vendor, supplier, co-venturer, investor or lender of the Company (which at the date of cessation of the Executive=s employment with the Company was then actively being solicited by the Company) to determine not to enter into a business relationship with Company; or (c) solicit with a view to hiring or retaining any director, officer or employee of the Company. The foregoing restrictions set forth in this Paragraph 6.1 shall apply likewise during the Employment Period.

6.2  (a) The Executive represents that he has been informed that it is the policy of the Company to maintain as secret all Confidential Information (as hereinafter defined) relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, vendor and supplier lists or data, or with respect to any other confidential or secret aspect of the Company=s activities, and further acknowledges that such Confidential Information is of great value to the Company. The Executive recognizes that, by reason of his employment with the Company, he has acquired and will acquire Confidential Information as aforesaid. The Executive confirms that it is reasonably necessary to protect the Company=s goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company or as required by law, or regulation or applicable legal regulatory or administrative process or by a court of competent jurisdiction), at any time during the term of this Agreement or thereafter divulge to any person, or use, or cause or authorize any person, firm or other entity to use, any such Confidential Information.

(b) The Executive agrees that he will not, at any time, remove, transfer or send from the Company=s premises any drawings, notebooks, data, magnetic tape, floppy disks, CD-ROMS or any other means of storing electronic data, or other Confidential Information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of his duties hereunder.

(c) The Executive agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, or at anytime upon the Company=s demand, he shall promptly deliver to the Company any material relating to any Confidential Information, Discoveries (as hereinafter defined) or Trade Secrets (as hereinafter defined), as well as all memoranda, notes, records, drawings, documents, or other writings or data whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, in the form of writing, electronic data or any other medium, arising out of, in connection with, or related to any activity or business of the Company including, but not limited to, the customers, vendors, suppliers, co-venturers, investors, lenders or others with whom the Company has a business relationship, the arrangements of the Company with such parties, as well as any expansion policies and strategies for the future development or growth of the Company, and the Executive further agrees that all of the above mentioned items are, and shall continue to be, the sole and exclusive property of the Company.

(d) For purposes hereof, the term “Confidential Information” shall mean all information given to, or obtained or received by, the Executive, directly or indirectly, including, but not limited to, information contained in all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, floppy disks, CD-ROMS, or any other means of storing electronic data, as well as any electronic or other media or equipment of any kind by the Company and all other information relating to the Company otherwise acquired by the Executive during the course of his employment with the Company, including but not limited to, Trade Secrets, other than information which (i) was in the public domain at the time furnished to, or acquired by, the Executive, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Executive or others in violation of an agreement of confidentiality or nondisclosure.

6.3  The Executive agrees to promptly disclose in writing to the Board all ideas, processes, methods, devices, business concepts, inventions, improvements, innovations, discoveries, know-how and other creative achievements (hereinafter referred to collectively as "Discoveries"), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Executive, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company's business or interests, or are used or usable by the Company, or which arise out of or in connection with the duties performed by the Executive. The Executive hereby transfers and assigns to the Company all right, title and interest in and to such Discoveries (whether conceived, made, developed, acquired or reduced to practice on or prior to the date hereof or hereafter), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, the Executive will, without any additional compensation, from time to time during, and after the expiration or termination of the Employment Period, execute such further instruments (including, without limitation, applications for copyrights, letters patent, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such Discoveries. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Executive shall cooperate in filing and/or prosecuting any such application. For purposes of this Agreement, any Discovery shall be deemed to have been made during the Employment Period if, during such period, the Discovery was conceived or first actually reduced to practice. The Executive further agrees that any patent application filed by the Executive within one (1) year after a termination of the Executive=s employment with the Company shall be presumed to relate to an invention made during the Employment Period, unless the Executive can establish the contrary.

6.4  The Executive further acknowledges that the Company has developed or acquired unique skills, concepts, technical and nontechnical data, formulas, patterns, designs, compilations, devices, inventions, innovations, improvements, enhancements, methods, techniques, practices, drawings, processes, research, development, know-how, computer programs, codes and software, financial and other confidential and proprietary information concerning its products, business, operations, and development and expansion plans (“Trade Secrets”). The Executive agrees that it is necessary for the Company to protect its business from the hardship, loss and damage that could result from the release of any Trade Secret(s) to any person, including the Executive, engaging in a business in competition with that of the Company, the measurement of which would be difficult, if not impossible, to ascertain. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the Employment Period or thereafter, directly or indirectly, use for the Executive=s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or of others with whom the Company or its subsidiaries has a business relationship. In the event of a conflict in the terms of Section 6.2 and this Paragraph 6.4, the terms of this Paragraph 6.4 shall govern.

6.5  For purposes of this Paragraph 6, the term “Company” shall mean and include all subsidiaries, parents and affiliated entities of the Company in existence from time to time.

7.  VACATIONS

The Executive shall be entitled to reasonable vacation time during each calendar year during the Employment Period as mutually agreed to by the Executive and the Board of Directors of the Company.

8.  PARTICIPATION IN EMPLOYEE BENEFIT PLANS

The Executive and any beneficiary of the Executive shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, stock option, insurance, bonus, deferred compensation, medical and dental insurance or reimbursement or other plan or program of the Company either in existence as of the date hereof or hereafter adopted for the benefit of its executive employees.

9.  TERMINATION

9.1  The Executive=s employment hereunder shall automatically terminate upon his death.

9.2  It is acknowledged that the Executive’s employment hereunder is “at will”. Accordingly, the Company or the Executive may terminate the Executive’s employment under this Agreement at any time upon notice to the other.

9.3  Upon termination of the Executive=s employment with the Company, the Company shall have no further obligations to the Executive and the Executive shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Executive at such date of termination, as provided for in Paragraph 4.2.

9.4  Upon the termination of the Executive=s employment, the Employment Period shall be deemed to have ended.

10.  INJUNCTIVE RELIEF

The Executive acknowledges and agrees that, in the event he shall violate any of the restrictions of Paragraph 3 or 6 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, or posting a bond or providing any surety, and without prejudice to any other remedies which it may have at law or in equity. The Executive acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief maybe sought in, and for such purpose the Executive consents to the jurisdiction of, the courts of the State of Colorado.

11.  REPRESENTATIONS

The Executive hereby represents and warrants that:

(a) he has the requisite experience, competence and skill to carry out his duties hereunder and to act as the Chief Executive Officer of the Company; and

(b) neither the execution of this Agreement nor his performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Executive is a party, or by which he may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to the Executive.

In the event of a breach hereof by the Executive, in addition to the Company=s right to terminate this Agreement, the Executive shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys= fees) incurred or suffered in connection with or as a result of the Company=s entering into this Agreement or employing the Executive hereunder.

12.  ASSIGNMENT

This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated.

13.  NOTICES

Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

If to the Executive:

Brad E. Bailey
180 Lone Scout Lookout
Monument, CO 80132

If to the Company:

Nathaniel Energy Corporation
8001 South InterPort Blvd.
Suite 260
Englewood, Colorado 80112
Attention: Karen Strain-Smythe, Director
Telecopier Number: (845) 454-0608

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention: Gavin C. Grusd, Esq.
Telecopier Number: (516) 296-7111

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 13.

14.  GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely in Colorado.

15.  WAIVER OF BREACH; PARTIAL INVALIDITY

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision or the part thereof and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

16.  ENTIRE AGREEMENT; CONFLICTS

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

[Rest of Page Intentionally Left Blank; Signatures are on the Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

NATHANIEL ENERGY CORPORATION

By: /s/ Karen S. Smythe

Name: Karen S. Smythe

Title: Trustee, Board of Directors

/s/ Brad E. Bailey
BRAD E. BAILEY